
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
A1                     3,416,429.08       4,211,883.28         0.00         48,835,116.73
A2                     6,583,340.30      11,052,562.86         0.00        109,376,437.14
OC                             0.00               0.00         0.00          4,838,640.12
TC                             0.00               0.00         0.00                  0.00

